Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Fort Technology Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common shares, no par value	(1)	Other	1,775,716	$0.6650	$1,180,851.14	0.0000870	$102.74

Total Offering Amounts:						$1,180,851.14		102.74
Total Fee Offsets:								0.00
Net Fee Due:								$102.74

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) shall also cover any additional common shares that become issuable under the Fort Technology Inc. Fixed Equity Incentive Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

Represents common shares issuable upon vesting or exercise of awards granted under the Plan, as well as future award grants under the Plan and the corresponding proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(c) and Rule 457(h) under the Securities Act, on the basis of $0.665 per share, the average of the high ($0.73) and low ($0.60) price of the Registrant’s ordinary shares, as reported on the Nasdaq Capital Market on October 14, 2026.